Exhibit 3.16

A490589

338013

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

Conrad Maas and Thomas Brunts certify that:

1. They are the president and secretary, respectively, of Hartwell Corporation, a California corporation.

2. Article Second of the Articles of Incorporation of said corporation is amended to read as follows:

“SECOND: The purposes for which said corporation is formed are as follows:

(a) To initially engage in the primary business of manufacturing and selling valves, latches, hinges, fittings, and other products which are or may be used in the aircraft industry.

(b) To carry on a general manufacturing business for the purpose of manufacturing all kinds of manufactured articles, apparatus, appliances and equipment.

(c) To own, operate, maintain, manage, equip, improve, repair, alter and otherwise deal with, use and enjoy, to invent, design, develop, assemble, build, construct, fabricate, manufacture, buy, import, lease as lessee and otherwise acquire, to mortgage, deed in trust, pledge and otherwise encumber, and to sell, export, lease as lessor and otherwise dispose of goods, wares, merchandise and personal property of every sort, nature and description.

(d) To own, sell, develop, mortgage, deed in trust, lease, subdivide, and otherwise deal in real property; to acquire, by purchase or otherwise, the goodwill, business, property rights, franchises and assets of every kind, with or without undertaking either wholly or in part the liabilities of any person, firm, association or corporation; and to acquire any business as a going concern or otherwise (i) by purchase of the assets thereof wholly or in part, (2) by acquisition of the shares or any part thereof, or (3) in any other manner, and to pay for the same in cash or in the shares or bonds or other evidences of indebtedness of this corporation, or otherwise; to hold, maintain and operate, or in any manner dispose of, the whole or any part of the goodwill, business, rights and property so acquired; and to exercise all the powers necessary or convenient in and about the management of such business.

(e) To enter into, make, perform and carry out contracts of every kind for any lawful purpose without limit as to amount, with any person, firm, association or corporation, municipality, county, parish, state, territory, government or other municipal or governmental subdivision.

(f) To borrow money; to issue bonds, notes, debentures or other obligations of this corporation from time to time for any of the objects or purposes of this corporation, and to secure the same by mortgage, pledge, deed of trust or otherwise, or to issue the same unsecured.

(g) To carry on any business whatsoever which this corporation may deem proper or convenient in connection with any of the foregoing purposes, or otherwise, or which may be calculated directly or indirectly to promote the interests of this corporation or to enhance the value of its property or business; to conduct its business in this state, in other states, in the District of Columbia, or in foreign countries; to hold, purchase, mortgage and convey real and personal property, either in or out of the state of California, and to have and exercise all the powers conferred by the laws of California upon corporations formed under the laws pursuant to and under which this corporation is formed, as such laws are now in effect or may at any time hereinafter be amended.

(h) Notwithstanding the foregoing, an unanimous vote of the Board of Directors is required to take any of the following actions: (i) causing the corporation to become insolvent; (ii) commencing any case, proceeding or other action on behalf of the corporation under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors; (iii) instituting proceedings to have the corporation adjudicated as bankrupt or insolvent; (iv) consenting to the institution of bankruptcy or insolvency proceedings against the corporation; (v) filing a petition or consent to a petition seeking reorganization, arrangement, adjustment, winding-up, dissolution, composition, liquidation or other relief on behalf of the corporation of its debts under any federal or state law relating to bankruptcy; (vi) seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the corporation or a substantial portion of the properties of the corporation; (vii) taking any action in furtherance of any of the foregoing.”

3. The foregoing Amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing Amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with the Corporation Code, as amended. The percentage of outstanding shares voting in favor of the amendment equaled one hundred percent (100%)

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

/s/ Conrad Maas
Conrad Maas

/s/ Thomas Brunts
Dated: April 7, 1997	Thomas Brunts